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Exhibit 3.1

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

        FIRST: Affordable Residential Communities Inc., a Maryland corporation (the "Corporation"), desires to amend and restate its charter as currently in effect and as hereinafter amended.

        SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

INCORPORATOR

        The undersigned, James J. Hanks, Jr., whose address is c/o Venable LLP, 2 Hopkins Plaza, Suite 1800, Baltimore, Maryland 21201, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

ARTICLE II

NAME

        The name of the corporation (the "Corporation") is:

Affordable Residential Communities Inc.

ARTICLE III

PURPOSE

        The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code")) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, "REIT" means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

        The address of the principal office of the Corporation in the State of Maryland is c/o Venable LLP, 2 Hopkins Plaza, Suite 1800, Baltimore, Maryland 21201. The name of the resident agent of the Corporation in the State of Maryland is James J. Hanks, Jr., whose post office address is c/o Venable LLP, 2 Hopkins Plaza, Suite 1800, Baltimore, Maryland 21201. The resident agent is a citizen of and resides in the State of Maryland.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

        Section 5.1    Number and Qualification of Directors.    The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation shall be eleven, which number may be increased or decreased pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law (the

"MGCL") nor more than 15. The names of the directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualify are:

    Scott D. Jackson
    John G. Sprengle
    Todd M. Abbrecht
    James L. Clayton
    J. Markham Green
    Michael Greene
    Thomas M. Hagerty
    Randall A. Hack
    Eugene Mercy, Jr.
    Charles J. Santos-Buch
    Scott A. Schoen

Subject to the provisions of this Section 5.1, these directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the next annual meeting of stockholders in the manner provided in the Bylaws.

        The Corporation elects, at such time as it becomes eligible to make the election provided for under Section 3-802(b) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred.

        Section 5.2    Extraordinary Actions.    Except as specifically provided in Section 5.8 (relating to removal of directors) and in Article VIII, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

        Section 5.3    Authorization by Board of Stock Issuance.    The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter of the Corporation (the "Charter") or the Bylaws.

        Section 5.4    Preemptive Rights and Appraisal Rights.    Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.5 or as may otherwise be provided by contract, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL unless the Board of Directors, upon the affirmative vote of a majority of the entire Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

        Section 5.5    Indemnification.    The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

        Section 5.6    Determinations by Board.    The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation.

        Section 5.7    REIT Qualification.    The Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; provided, however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification.

        Section 5.8    Removal of Directors.    Subject to the rights of holders of one or more classes or series of Preferred Stock (as defined herein) to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, "cause" shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

ARTICLE VI

STOCK

        Section 6.1    Authorized Shares.    The Corporation has authority to issue 120,000,000 shares of stock, consisting of 100,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"),

10,000,000 shares of Special Voting Stock, $.01 par value per share ("Special Voting Stock"), and 10,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"). The aggregate par value of all authorized shares of stock having par value is $1,200,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. To the extent permitted by Maryland law, the Board of Directors, without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

        Section 6.2    Common Stock.    Subject to the provisions of Article VII, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

        Section 6.3    Special Voting Stock.

          Section 6.3.1    Dividends and Distributions.    The holders of shares of Special Voting Stock shall not be entitled to any regular or special dividend payments. Without limiting the foregoing, the holders of shares of Special Voting Stock shall not be entitled to any dividends or other distributions declared or paid with respect to the shares of Common Stock or any other stock of the Corporation.

          Section 6.3.2    Voting Rights.    The holders of shares of Special Voting Stock shall have the following voting rights:

            (a)   Subject to the provisions for adjustment set forth in this Section 6.3.2, each share of Special Voting Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation. The holders of shares of Special Voting Stock shall vote collectively with the holders of shares of Common Stock as one class on all matters submitted to a vote of stockholders of the Corporation, and, except as expressly set forth in Section 6.3.8 hereof, the holders of shares of Special Voting Stock shall have no other voting rights, as a separate class or other otherwise, including any rights to vote as a class with respect to any extraordinary corporate action such as a merger, consolidation, dissolution, liquidation or the like.

            (b)   In the event that the Corporation shall (i) declare or pay a dividend on its outstanding shares of Common Stock in shares of Common Stock or make a distribution to all holders of its outstanding shares of Common Stock in shares of Common Stock, (ii) split or subdivide its outstanding shares of Common Stock or (iii) effect a reverse stock split or otherwise combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, in each such case, the number of votes per share of Special Voting Stock to which the holders of Special Voting Stock were entitled immediately prior to the completion of any such event shall be adjusted by multiplying such number by a fraction, (x) the numerator of which shall be the number of shares of Common Stock issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination had occurred as of such time) and (y) the denominator of which shall be the actual number of shares of Common Stock (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination.

          Section 6.3.3    Pairing.    The Corporation shall not issue or agree to issue any shares of Special Voting Stock to any person unless effective provision has been made for the simultaneous issuance by Affordable Residential Communities LP, a Delaware limited partnership (the "Operating Partnership"), to the same person of the same number of Paired Common Units (as defined in the Agreement of Limited Partnership of the Operating Partnership, as amended from time to time (the "Partnership Agreement")), and for the pairing of such shares of Special Voting Stock and Paired Common Units in accordance with the Pairing Agreement (the "Pairing Agreement"), dated as of the date hereof, by and between the Corporation and the Operating Partnership. Until the limitation on transfer provided for in Section 1 of the Pairing Agreement shall be terminated in accordance with the terms of the Pairing Agreement:

            (a)   No share of Special Voting Stock shall be transferable, and no such share shall be transferred on the stock transfer books of the Corporation, except in accordance with (i) the provisions of the Pairing Agreement and (ii) the provisions of Article XI of the Partnership Agreement.

            (b)   A legend shall be placed on the face of each certificate representing ownership of shares of Special Voting Stock referring to the restriction on transfer set forth herein and in the Pairing Agreement.

          Section 6.3.4.    Reacquired Shares.    Any shares of Special Voting Stock acquired by the Corporation or the Operating Partnership in any manner whatsoever (including any shares acquired by the Corporation or the Operating Partnership as contemplated by Section 8.6.F(8) of the Partnership Agreement) shall be cancelled automatically, shall cease to be outstanding and shall become authorized but unissued shares of Special Voting Stock, and the former holder or holders thereof shall have no further rights (hereunder or otherwise) with respect to such shares. Any shares of Special Voting Stock that are cancelled in accordance with the preceding sentence may be issued by the Corporation as shares of Special Voting Stock in accordance with the applicable provision of the charter.

          Section 6.3.5    Liquidation, Dissolution or Winding Up.    The holders of shares of Special Voting Stock shall not be entitled to any distribution rights or any other rights to receive any property upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation.

          Section 6.3.6.    Redemption.    The shares of Special Voting Stock shall not be redeemable by the Corporation. Notwithstanding the foregoing, if at any time any limited partner of the Operating Partnership elects to redeem any Paired Common Unit pursuant to Section 8.6 of the Partnership Agreement and the Corporation exercises its rights under Section 8.6.B of the Partnership Agreement to acquire any or all of such Paired Common Units in exchange for shares of Common Stock, then upon the acquisition by the Corporation of any such Paired Common Units in exchange for shares of Common Stock in accordance with the terms and conditions of the Partnership Agreement, the shares of Special Voting Stock paired with the Paired Common Units so acquired shall become authorized but unissued shares of Special Voting Stock as contemplated by Section 6.3.4 above, and thereafter the former holders thereof shall have no further rights (hereunder or otherwise) with respect to such shares.

          Section 6.3.7    Certain Business Combinations Involving the Operating Partnership.    In the event that the Operating Partnership is party to any consolidation, merger, combination or other transaction pursuant to which the Paired Common Units are converted or changed into or exchanged for stock and/or other securities of any other entity and/or cash or any other property, then in any such case the shares of Special Voting Stock paired with such Paired Common Units shall be cancelled and extinguished at and as of the effective time of such transaction without any consideration therefor (except for the consideration, if any, provided for in the agreement with respect to such transaction), and thereafter the former holders of such shares of Special Voting Stock shall have no further rights (hereunder or otherwise) with respect to such cancelled and extinguished shares.

          Section 6.3.8    Amendment.    The Charter shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Special Voting Stock, as set forth herein, so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Special Voting Stock, voting separately as a class.

          Section 6.3.9    Fractional Shares.    Special Voting Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights and to have the benefit of all other rights of holders of Special Voting Stock.

        Section 6.4    Preferred Stock.    The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of stock.

        Section 6.5    Classified or Reclassified Shares.    Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland ("SDAT"). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.5 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document filed with the SDAT.

        Section 6.6    Charter and Bylaws.    All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the Charter and the Bylaws.

ARTICLE VII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

        Section 7.1    Definitions.    For the purpose of this Article VII, the following terms shall have the following meanings:

          Aggregate Stock Ownership Limit.    The term "Aggregate Stock Ownership Limit" shall mean not more than 9.8% in value of the aggregate of the outstanding shares of Stock. The value of the outstanding shares of Stock shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

          Beneficial Ownership.    The term "Beneficial Ownership" shall mean ownership of Stock by a Person, whether the interest in the shares of Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

          Business Day.    The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

          Charitable Beneficiary.    The term "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

          Common Stock Ownership Limit.    The term "Common Stock Ownership Limit" shall mean 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation. The number and value of outstanding shares of Common Stock of the Corporation shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

          Constructive Ownership.    The term "Constructive Ownership" shall mean ownership of Stock by a Person, whether the interest in the shares of Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

          Excepted Holder.    The term "Excepted Holder" shall mean any stockholder of the Corporation for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 7.2.7.

          Excepted Holder Limit.    The term "Excepted Holder Limit" shall mean, as it relates to any Excepted Holder, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2.7, and subject to adjustment pursuant to Section 7.2.8, the percentage limit established by the Board of Directors pursuant to Section 7.2.7.

          Individual.    The term "Individual" shall mean any person that is treated as an individual for purposes of Section 542(a)(2) of the Code, as modified by Section 856(h)(3) of the Code.

          Initial Date.    The term "Initial Date" shall mean the date upon which the Articles of Amendment and Restatement containing this Article VII are filed with the SDAT.

          Market Price.    The term "Market Price" on any date shall mean, with respect to any class or series of outstanding shares of Stock, the Closing Price for such Stock on such date. The "Closing Price" on any date shall mean the last sale price for such Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Stock is listed or admitted to trading or, if such Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Stock, the fair market value of the Stock, as determined in good faith by the Board of Directors of the Corporation.

          Non-U.S. Person.    The term "Non-U.S. Person" shall mean a Person other than a U.S. Person.

          NYSE.    The term "NYSE" shall mean the New York Stock Exchange.

          Person.    The term "Person" shall mean an Individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

          Prohibited Owner.    The term "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2, would Beneficially Own or Constructively Own shares of Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

          Restriction Termination Date.    The term "Restriction Termination Date" shall mean the first day after the Initial Date on which the Corporation determines pursuant to Section 5.7 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

          Stock.    The term "Stock" shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock, Special Voting Stock and Preferred Stock.

          Transfer.    The term "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Stock or the right to vote or receive dividends on Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Stock or any interest in Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

          Trust.    The term "Trust" shall mean any trust provided for in Section 7.3.1.

          Trustee.    The term "Trustee" shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

          U.S. Person.    The term "U.S. Person" shall mean (a) a citizen or resident of the United States, (b) a partnership or corporation formed or organized under the laws of the United States or any state therein (including the District of Columbia), (c) any estate or trust (other than a foreign estate or foreign trust within the meaning of Section 7701(a)(31) of the Code) or (d) any other Person that is a U.S. person for federal income tax purposes.

        Section 7.2    Stock.

          Section 7.2.1    Ownership Limitations.    Subject to Section 7.4 and except as provided in Section 7.2.7, during the period commencing on the Initial Date and continuing until the Restriction Termination Date:

            (a)    Basic Restrictions.

              (i)    (1) No Individual, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Stock in excess of the Aggregate Stock Ownership Limit, (2) no Individual, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Stock in excess of the Excepted Holder Limit for such Excepted Holder.

              (ii)   No Person shall Beneficially Own shares of Stock to the extent that such Beneficial Ownership of Stock would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

              (iii)  Subject to Section 7.4, notwithstanding any other provisions contained herein, any Transfer of shares of Stock or other event that, if effective, would result in the Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code (but without reference to the rules of attribution under Section 544 of the Code)) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Stock.

              (iv)  No Person shall Beneficially Own or Constructively Own shares of Stock to the extent that such Beneficial Ownership or Constructive Ownership of Stock would result in Non-U.S. Persons directly or indirectly owning shares of Stock the fair market value of which would comprise 50% or more of the fair market value of the issued and outstanding shares of Stock.

            (b)    Transfer in Trust.    If any Transfer of shares of Stock or other event occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning, in violation of Section 7.2.1(a)(i), or Beneficially Owning, in violation of Section 7.2.1(a)(ii), or directly or indirectly owning, in violation of Section 7.2.1(a)(iv), shares of Stock,

              (i)    then that number of shares of Stock the Beneficial or Constructive Ownership, or direct or indirect ownership, of which otherwise would cause such Person to violate Section 7.2.1(a)(i), (ii) or (iv) (rounded to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer or other event, and such Person shall acquire no rights in such shares; or

              (ii)   if the transfer to the Trust described in clause (i) of this Section 7.2.1(b) would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i), (ii) or (iv), then the Transfer of that number of shares of Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i), (ii) or (iv) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Stock.

          Section 7.2.2    Remedies for Breach.    If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any shares of Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer or other event on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

          Section 7.2.3    Notice of Restricted Transfer.    Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Stock that will or may violate Section 7.2.1(a) or any Person who would have owned shares of Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation's status as a REIT.

          Section 7.2.4    Owners Required To Provide Information.    From the Initial Date and prior to the Restriction Termination Date:

            (a)   every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit; and

            (b)   each Person who is a Beneficial or Constructive Owner of Stock and each Person (including the stockholder of record) who is holding Stock for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

          Section 7.2.5    Remedies Not Limited.    Subject to Section 5.7 of the Charter, nothing contained in this Article VII shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation's status as a REIT.

          Section 7.2.6    Ambiguity.    In the case of an ambiguity in the application of any of the provisions of this Article VII, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it. In the event Section 7.2 or 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 7.2.2) acquired Beneficial or Constructive Ownership, or direct or indirect ownership, of Stock in violation of Section 7.2.1, such remedies (as applicable) shall apply first to the shares of Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Stock based upon the relative number of the shares of Stock held by each such Person.

          Section 7.2.7    Exceptions.

            (a)   Subject to Section 7.2.1(a)(ii), (iii) and (iv), the Board of Directors of the Corporation, in its sole discretion, may exempt (prospectively or retroactively) an Individual from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Individual if:

              (i)    the Board of Directors obtains such representations and undertakings from such Individual as are reasonably necessary to ascertain that no Person's Beneficial or Constructive Ownership of such shares of Stock will violate Section 7.2.1(a)(ii), (iii) or (iv) and that any such exception will not cause the Corporation to fail to qualify as a REIT under the Code;

              (ii)   such Individual does not and represents that he or she will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Individual as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the Corporation, rent from such tenant would not adversely affect the Corporation's ability to qualify as a REIT, shall not be treated as a tenant of the Corporation); and

              (iii)  such Individual agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such shares of Stock being automatically transferred to a Trust in accordance with Sections 7.2.1(b) and 7.3. If the Board of Directors of the Corporation establishes or increases an Excepted Holder Limit for one or more Individuals under this Section, it may reasonably determine that a correlative downward adjustment to the Aggregate Stock Ownership Limit and/or Common Stock Ownership Limit should be made.

            (b)   Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

            (c)   The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit.

          Section 7.2.8    Increase in Aggregate Stock Ownership and Common Stock Ownership Limits.    Subject to Section 7.2.1(a)(ii), (iii) and (iv), the Board of Directors may from time to time increase the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for one or more Individuals and decrease the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for all other Individuals; provided, however, that the decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit will not be effective for any Individual whose percentage ownership in Stock is in excess of such decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit until such time as such Individual's percentage of Stock equals or falls below the decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit, but any further acquisition of Stock in excess of such percentage ownership of Stock will be in violation of the Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit and, provided further, that the new Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit would not allow five or fewer Individuals to Beneficially Own more than 49.9% in value of the outstanding Stock.

          Section 7.2.9    Legend.    Each certificate for shares of Stock shall bear substantially the following legend:

      The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Corporation's Charter, (i) no Individual may Beneficially or Constructively Own shares of the Corporation's Common Stock in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of Common Stock of the Corporation unless such Individual is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Individual may Beneficially or Constructively Own shares of Stock of the Corporation in excess of 9.8% of the value of the total outstanding shares of Stock of the Corporation, unless such Individual is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially Own Stock that would result in the Corporation being "closely held" under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; (iv) no Person shall Beneficially Own or Constructively Own shares of Stock to the extent that such Beneficial Ownership or Constructive Ownership of Stock would result in Non-U.S. Persons directly or indirectly owning shares of Stock the fair market value of which would comprise 50% or more of the fair market value of the issued and outstanding shares of Stock; and (v) no Person may Transfer shares of Stock if such Transfer would result in the Stock of the

      Corporation being beneficially owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns, or directly or indirectly owns, or attempts to Beneficially or Constructively Own, or directly or indirectly own, shares of Stock which causes or will cause a Person to Beneficially or Constructively Own, or directly or indirectly own, shares of Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership (excluding (v) above) are violated, the shares of Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its Principal Office.

        Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

        Section 7.3    Transfer of Stock in Trust.

          Section 7.3.1    Ownership in Trust.    Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Stock to a Trust, such shares of Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.

          Section 7.3.2    Status of Shares Held by the Trustee.    Shares of Stock held by the Trustee shall be issued and outstanding shares of Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

          Section 7.3.3    Dividend and Voting Rights.    The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

          Section 7.3.4    Sale of Shares by Trustee.    Within 20 days of receiving notice from the Corporation that shares of Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

          Section 7.3.5    Purchase Right in Stock Transferred to the Trustee.    Shares of Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII. The Corporation may pay the amount of such reductions to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

          Section 7.3.6    Designation of Charitable Beneficiaries.    By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

        Section 7.4    NYSE Transactions.    Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

        Section 7.5    Enforcement.    The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

        Section 7.6    Non-Waiver.    No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

        Section 7.7    Severability.    If any provision of this Article VII or any application of any such provision is determined to be void, invalid or unenforceable by virtue of any legal decision, statute, rule or regulation, then a Prohibited Owner may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such shares of Stock that resulted in such Prohibited Owner Beneficially Owning or Constructively Owning, or directly or indirectly owning, shares of Stock in violation of Section 7.2.1(a)(i), (ii) or (iv) and to hold such shares of Stock on behalf of the Corporation and the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE VIII

AMENDMENTS

        The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Any amendment to Section 5.8 or to this sentence of the charter shall be valid only if approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

ARTICLE IX

LIMITATION OF LIABILITY

        To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

        THIRD:    The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

        FOURTH:    The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the charter.

        FIFTH:    The name and address of the Corporation's current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the charter.

        SIXTH:    The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.

        SEVENTH:    The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 110,000,000, consisting of 90,000,000 shares of Common Stock, $.01 par value per share, 10,000,000 shares of Special Voting Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock, $.01 par value per share. The aggregate par value of all shares of stock having par value was $1,100,000.

        EIGHTH:    The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 120,000,000, consisting of 100,000,000 shares of Common Stock, $.01 par value per share, 10,000,000 shares of Special Voting Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock, $.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $1,200,000.

        NINTH:    The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[signatures on next page]

        IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this 16th day of February, 2004.

ATTEST:		AFFORDABLE RESIDENTIAL COMMUNITIES INC.
By:	/s/ SCOTT L. GESELL	By:	/s/ GEORGE MCGEENEY	(SEAL)
Name:	Scott L. Gesell	Name:	George McGeeney
Title:	Secretary	Title:	President

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
Articles Supplementary
Series A Cumulative Redeemable
Preferred Stock

        Affordable Residential Communities Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST:    Under a power contained in Article VI of the Charter of the Corporation (the "Charter"), the Board of Directors by duly adopted resolutions classified and designated 5,750,000 shares of authorized but unissued Preferred Stock (as defined in the Charter) as shares of 8.25% Series A Cumulative Redeemable Preferred Stock, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

Series A Cumulative Redeemable Preferred Stock

        (1)   Designation and Number. A series of Preferred Stock, designated the "8.25% Series A Cumulative Redeemable Preferred Stock" (the "Series A Preferred Stock"), is hereby established. The number of shares of the Series A Preferred Stock shall be 5,750,000.

        (2)   Rank. The Series A Preferred Stock shall, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock (as defined in the Charter) and any other class or series of stock of the Corporation if the holders of the Series A Preferred Stock are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of shares of such class or series (the "Junior Stock"); (b) on a parity with any class or series of stock of the Corporation if the holders of such class or series of stock and the Series A Preferred Stock are entitled to receive dividends and amounts distributable upon the liquidation, dissolution or winding up of the Corporation in proportion to their respective amounts of accumulated, accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the "Parity Stock"); and (c) junior to any class or series of stock of the Corporation if the holders of such class or series are entitled to receive dividends and amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of the Series A Preferred Stock (the "Senior Stock").

        (3)   Dividends.

          (a)   Subject to the preferential rights of holders of any class or series of Senior Stock, holders of the Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 8.25% per annum of the $25.00 liquidation preference (equivalent to a fixed annual rate of $2.0625 per share). Such dividends shall be cumulative from the first date on which any Series A Preferred Stock is issued (the "Original Issue Date") and shall be payable quarterly in arrears on or before the 30th day of each April, July, October and January of each year or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). Any dividend payable on the Series A Preferred Stock for any partial dividend period shall be computed ratably on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable in arrears to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date (the "Dividend Record Date") not less than 15 nor more than 45 days preceding the applicable Dividend Payment Date. The term "business day" shall mean any day, other than Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law to close, or a day which is or is declared a national or a New York state holiday.

          (b)   Holders of the Series A Preferred Stock shall not be entitled to any dividends in excess of cumulative dividends, as herein provided, on the Series A Preferred Stock.

          (c)   No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

          (d)   Holders of shares of the Series A Preferred Stock issued after February 18, 2004 shall become entitled to receive dividends payable with respect to any record date subsequent to the date of issuance of such shares.

          (e)   When dividends are not paid in full upon the Series A Preferred Stock or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series A Preferred Stock and any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series A Preferred Stock and accumulated, accrued and unpaid on such Parity Stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend). Except as set forth in the preceding sentence, unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are authorized, declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment for all past dividend periods and the then current dividend period, no dividends may be authorized, declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property may be declared or made, directly or indirectly, by the Corporation with respect to any shares of Parity Stock.

          (f)    Unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Series A Preferred Stock have been declared and paid, or declared and a sum sufficient for the payment thereof has been set apart for such payment, for all past dividend periods and the then current dividend period, no dividends (other than dividends or distributions paid in shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be authorized, declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property may be authorized, declared or made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of Junior Stock.

          (g)   Notwithstanding the foregoing provisions of this Section 3, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any shares of Parity Stock or (ii) redeeming, purchasing or otherwise acquiring any Parity Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a qualified real estate investment trust ("REIT") under Section 856 of the Code (as defined in the Charter).

        (4)   Liquidation Preference.

          (a)   Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution by the Corporation shall be made to or set apart for the holders of any shares of Junior Stock, the holders of shares of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation preference of $25.00 per share (the "Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends (whether or

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  not earned or declared) to and including the date of payment. Until the holders of the Series A Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation, or proceeds thereof, distributable among the holders of the Series A Preferred Stock shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series A Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series A Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. After payment of the full amount of the liquidation distributions to which they are entitled, the holders of the Series A Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

          (b)   Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the shares of the Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

          (c)   Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series A Preferred Stock and any Parity Stock, any other series or class or classes of Junior Stock shall be entitled to receive any and all assets of the Corporation remaining to be paid or distributed, and the holders of the Series A Preferred Stock and any Parity Stock shall not be entitled to share therein.

          (d)   The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale or transfer of all or substantially all of the assets or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

          (e)   In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series A Preferred Stock shall not be added to the Corporation's total liabilities.

        (5)   Redemption.

          (a)   The Series A Preferred Stock is not redeemable prior to February 18, 2009. However, in order to ensure that the Corporation remains a qualified REIT for Federal income tax purposes, the Series A Preferred Stock shall be subject to the provisions of Article VII of the Charter. Pursuant to Article VII of the Charter, and without limitation of any provisions of such Article VII, the Series A Preferred Stock, together with all other Stock (as defined in the Charter), owned by a stockholder in excess of the Aggregate Stock Ownership Limit (as defined in the Charter) will automatically be transferred to a Trust (as defined in the Charter) for the benefit of a Charitable Beneficiary (as defined in the Charter) and the Corporation shall have the right to purchase such transferred shares from the Trust. On and after February 18, 2009, the Corporation may, at its option, redeem shares of the Series A Preferred Stock, in whole or from time to time,

3

  in part, for cash at a redemption price of $25.00 per share, plus all accumulated, accrued and unpaid dividends, if any, to and including the date fixed for redemption (the "Redemption Date").

          (b)   In the event of a redemption of shares of the Series A Preferred Stock, if the Redemption Date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.

          (c)   The Redemption Date shall be selected by the Corporation and shall be not less than 30 days nor more than 60 days after the date on which the Corporation sends the notice of redemption.

          (d)   If full cumulative dividends on all outstanding shares of the Series A Preferred Stock have not been paid or declared and set apart for payment, no shares of the Series A Preferred Stock may be redeemed unless all outstanding shares of the Series A Preferred Stock are simultaneously redeemed, and neither the Corporation nor any of its affiliates may purchase or acquire shares of the Series A Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series A Preferred Stock.

          (e)   If fewer than all of the outstanding shares of the Series A Preferred Stock is to be redeemed, the Corporation shall select those shares to be redeemed pro rata or by lot or in such manner as the Board of Directors may determine.

          (f)    The Corporation shall give notice of redemption by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date. The Corporation shall mail notice of redemption of the Series A Preferred Stock to each holder of record of the shares to be redeemed by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, at such holder's address as the same appears on the stock records of the Corporation. Any notice which was mailed as described above shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each notice shall state: (1) the Redemption Date; (2) the number of shares of the Series A Preferred Stock to be redeemed in total and from such holder; (3) the place or places where certificates for the shares of the Series A Preferred Stock are to be surrendered for payment of the redemption price; (4) the redemption price payable on the Redemption Date, including, without limitation, a statement as to whether or not accumulated, accrued and unpaid dividends shall be payable as part of the redemption price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant record date as described above; and (5) that dividends on the shares of the Series A Preferred Stock to be redeemed shall cease to accrue on such Redemption Date.

          (g)   From and after the Redemption Date (unless the Corporation defaults in the payment of its redemption obligation), dividends on the shares of the Series A Preferred Stock to be redeemed shall cease to accumulate or accrue, the shares shall no longer be deemed to be outstanding and all rights of the holders thereof shall cease, except the right to receive the cash payable upon such redemption without interest thereon. If the Redemption Date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, each holder of the Series A Preferred Stock at the close of business on the record date shall have the right to receive the dividend payable on the Dividend Payment Date. Upon surrender in accordance with such notice of the certificates representing the Series A Preferred Stock (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), the redemption price set forth above shall be paid out of the funds provided by the Corporation. If fewer than all the shares

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  represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

          (h)   Subject to applicable law and the limitation on purchases when dividends on the Series A Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase any shares of the Series A Preferred Stock in the open market, by tender or by private agreement.

          (i)    The shares of the Series A Preferred Stock are subject to the provisions of Article VII of the Charter, including, without limitation, the provision for the redemption of shares transferred to the Trust (as defined in the Charter). For this purpose, the Market Price of Series A Preferred Stock shall equal $25.00 per share, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to and including the date of redemption.

          (j)    Any shares of Series A Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more classified and designated as part of a particular series by the Board of Directors.

        (6)   Voting Rights.

          (a)   Holders of the Series A Preferred Stock shall not have any voting rights, except as set forth below. If and whenever dividends on any shares of the Series A Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive, the number of directors then constituting the Board of Directors shall be increased by two, if not already increased by reason of similar types of provisions with respect to shares of Parity Stock of any other class or series which is entitled to similar voting rights (the "Voting Preferred Stock"), and the holders of shares of the Series A Preferred Stock, together with the holders of shares of all other Voting Preferred Stock then entitled to exercise similar voting rights, voting as a single class regardless of series, shall be entitled to vote for the election of the two additional directors of the Corporation, or fill any vacancy, at any annual meeting of stockholders or at a special meeting of the holders of the Series A Preferred Stock and of the Voting Preferred Stock called for that purpose. The Corporation must call such special meeting upon the request of holders of at least 20% of the shares of the Series A Preferred Stock then outstanding. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Bylaws, provided that the Corporation shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next annual meeting of stockholders, and the holders of all classes of outstanding Voting Preferred Stock are offered the opportunity to elect such directors, or fill any vacancy, at such annual meeting of stockholders. Directors so elected shall serve until the next annual meeting of stockholders or until their respective successors are elected and qualified. If, prior to the end of the term of any director so elected, a vacancy in the office of such director shall occur, during the continuance of a default in dividends on the Series A Preferred Stock and/or Voting Preferred Stock, by reason of death, resignation, or disability, such vacancy shall be filled for the unexpired term of such former director by the election of a new director by the remaining director or directors so elected. If and whenever dividends in arrears on outstanding shares of the Series A Preferred Stock and any other shares of Voting Preferred Stock have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series A Preferred Stock and of such other Voting Preferred Stock to elect the additional two directors shall cease and the terms of office of the directors shall terminate and the number of directors constituting the Board of Directors shall be reduced accordingly.

          (b)   The affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of the outstanding shares of the Series A Preferred Stock and the holders of all other

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  classes or series of Parity Stock entitled to vote on such matters, voting as a single class, shall be required to (i) authorize, create, increase the authorized amount of or issue any shares of any class of Senior Stock or any security convertible into shares of any class of Senior Stock, or reclassify any of the outstanding Parity Stock or Junior Stock into shares of such Senior Stock, or (ii) amend, alter or repeal any provision of the Charter or Bylaws, whether by merger, consolidation or otherwise, if such action would materially adversely affect the rights, preferences, privileges, or voting powers of the Series A Preferred Stock; provided, however, that no such vote of the holders of the Series A Preferred Stock shall be required if, at or prior to the time such amendment, alteration or repeal is to take effect or the issuance of any such Senior Stock or convertible security is to be made, as the case may be, provisions are made for the redemption of all outstanding shares of the Series A Preferred Stock; provided further, however, with respect to the occurrence of any event set forth in (ii) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, the occurrence of any such event shall not be deemed to materially adversely affect such rights, preferences, privileges or voting powers of the Series A Preferred Stock and, provided further, that any increase in the amount of the authorized Preferred Stock, including the Series A Preferred Stock, or the creation or issuance of any additional Series A Preferred Stock or other series of Preferred Stock, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially adversely affect such rights, preferences, privileges or voting powers.

        For the purposes of the foregoing provisions, each share of the Series A Preferred Stock shall have one vote per share, except that when any other class or series of Preferred Stock shall have the right to vote with the Series A Preferred Stock as a single series, then the Series A Preferred Stock and such other class or series shall have one quarter of one vote per each $25.00 of stated liquidation preference.

(7)
Conversion. The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

        SECOND:    The shares of Series A Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.

        THIRD:    These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

        FOURTH:    The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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        IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this 16th day of February, 2004.

ATTEST:		AFFORDABLE RESIDENTIAL COMMUNITIES INC.
By:	/s/ Scott L. Gesell	By:	/s/ George McGeeney
	Name: Scott L. Gesell		Name: George McGeeney
	Title: Secretary		Title: President

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AFFORDABLE RESIDENTIAL COMMUNITIES INC.
CERTIFICATE OF NOTICE

THIS IS TO CERTIFY THAT:

        FIRST: The Board of Directors of Affordable Residential Communities Inc., a Maryland corporation (the "Corporation"), pursuant to Section 7.2.8 of the charter of the Corporation (the "Charter"), has (a) increased the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit (each as defined in the Charter) to 19.9% for one Individual (as defined in the Charter) and any entities owned or controlled by such Individual and any directors or executive officers of any such entities owned or controlled by such Individual and (b) decreased the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit to 7.3% for all other Individuals.

        SECOND: The undersigned Chief Executive Officer acknowledges this Certificate of Notice to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Notice to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 6th day of June, 2005.

ATTEST:		AFFORDABLE RESIDENTIAL COMMUNITIES INC.
By:	/s/ Scott L. Gesell	By:	/s/ Scott D. Jackson	(SEAL)
Name:	Scott L. Gesell	Name:	Scott D. Jackson
Title:	Secretary	Title:	Chief Executive Officer

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
ARTICLES OF AMENDMENT

        Affordable Residential Communities Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: The charter of the Corporation is hereby amended by deleting therefrom Section 5.7 and inserting in lieu thereof the following Section 5.7:

        Section 5.7            Reserved.

        SECOND: The charter of the Corporation is hereby amended by deleting therefrom Article VII and inserting in lieu thereof the following Article VII:

ARTICLE VII
RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

        Section 7.1            Definitions. For purposes of this Article VII, the following terms shall have the following meanings:

        Agent. The term "Agent" shall mean an agent designated by the Board of Directors of the Corporation.

        Corporation Securities. The term "Corporation Securities" shall mean (a) shares of Common Stock, (b) shares of Special Voting Stock, (c) shares of Preferred Stock, (d) warrants, rights, or options (within the meaning of Treasury Regulation Section 1.382-4(d)(9)) to purchase stock of the Corporation and (e) any other interests that would be treated as "stock" of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18), or any successor provision.

        Effective Date. The term "Effective Date" shall mean the date of filing of this amendment.

        Excess Securities. The term "Excess Securities" shall mean the Corporation Securities which are the subject of the Prohibited Transfer.

        Five-Percent Shareholder. The term "Five-Percent Shareholder" shall mean a Person or group of Persons that is identified as a "5-percent shareholder" of the Corporation pursuant to Treasury Regulation Section 1.382-2T(g).

        NYSE. The term "NYSE"shall mean the New York Stock Exchange.

        Percentage Stock Ownership. The term "Percentage Stock Ownership" shall mean percentage stock ownership as determined in accordance with Treasury Regulation Sections 1.382-2T(g),(h), (j) and (k).

        Person. The term "Person" shall mean an individual, corporation, estate, trust, association, limited liability company, partnership, joint venture or similar organization.

        Prohibited Distributions. The term "Prohibited Distributions" shall mean any dividends or other distributions that were paid by the Corporation and received by a Purported Transferee with respect to the Excess Securities.

        Prohibited Transfer. The term "Prohibited Transfer" shall mean any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article VII.

        Purported Transferee. The term "Purported Transferee" shall mean the purported transferee of a Prohibited Transfer.

        Restriction Release Date. The term "Restriction Release Date" shall mean the earliest of (a) the repeal of Section 382 of the Code (and any comparable successor provision), (b) the date on which the Board of Directors determines that no Tax Benefits may be carried forward to the taxable year of the Corporation (or any successor thereof) in which such determination is made and does not project material Tax Benefits for subsequent years or (c) the Board of Directors determines that the restrictions contained in this Article VII are no longer in the bests interests of the Corporation.

        Section 501(c)(3). The term "Section 501(c)(3)" shall mean Section 501(c)(3) of the Code (or any comparable successor provision).

        Tax Benefits. The term "Tax Benefits" shall mean the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any "net unrealized built-in loss" within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.

        Transfer. The term "Transfer" shall mean, subject to the last sentence of this definition, any direct or indirect sale, transfer, assignment, conveyance, pledge, or other disposition. A Transfer also shall include the creation or grant of an option (within the meaning of Treasury Regulation Section 1.382-4(d)(9)) other than the grant of an option by the Corporation or the modification, amendment or adjustment of an existing option granted by the Corporation. A Transfer shall not include an issuance or grant of Corporation Securities by the Corporation, the modification, amendment or adjustment of an existing option by the Corporation and the exercise by an employee of the Corporation of any option to purchase Corporation Securities granted to such employee pursuant to contract or any stock option plan or other equity compensation plan of the Corporation.

        Treasury Regulation. The term "Treasury Regulation" shall mean the income tax regulations (whether temporary, proposed or final) promulgated under the Code and any successor regulations. References to any subsection of such regulations include references to any successor subsection thereof.

        Section 7.2            Restrictions on Transfer. Subject to Section 7.3, any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (a) any Person or group of Persons shall become a Five-Percent Shareholder, or (b) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Shareholder shall be increased. Notwithstanding the foregoing, nothing in this Article VII shall prevent a Person from Transferring Corporation Securities to any Person to the extent that such Transfer, if effective, would cause an increase in the Percentage Stock Ownership of a public group of the Corporation, as defined in Treasury Regulation Section 1.382-2T(f)(13) of any successor regulation.

        Section 7.3            Certain Exceptions. The restrictions set forth in Section 7.2 of this Article VII shall not apply to (a) an attempted Transfer of Common Stock by Gerald J. Ford or his Affiliates or Associates (as such terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended) unless such Transfer would result in Gerald J. Ford and his Affiliates and Associates becoming an owner of more than 21% of the shares of Common Stock then outstanding for purposes of Section 382 of the Code or (b) an attempted Transfer of Corporation Securities if the transferor or the transferee obtains the written approval of the Board of Directors of the Corporation, which approval may be granted or denied in the sole discretion of the Board of Directors and may be granted prospectively or retroactively. As a condition to granting its approval, the Board of Directors may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in the application of any Section 382 limitation on the use of the Tax Benefits.

        Section 7.4            Treatment of Excess Securities.

        (a)   No officer, director, employee or agent of the Corporation shall record any Prohibited Transfer, and a Purported Transferee shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of Excess Securities. Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be

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entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Securities shall cease to be Excess Securities.

        (b)   If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee's possession or control, together with Prohibited Distributions, to the Agent. The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm's-length transactions (over the NYSE or another national securities exchange on which the Corporation Securities may be traded, if possible); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent's discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation's demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 7.4(c) of this Article VII if the Agent rather than the Purported Transferee had resold the Excess Securities.

        (c)   The Agent shall apply any proceeds of a sale by it of Excess Securities, and if the Purported Transferee had previously resold the Excess Securities, any amounts received by the Agent from a Purported Transferee, as follows: (i) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (ii) second, any remaining amounts shall be paid to the Purported Transferee, up to the lesser of (A) the amount paid by the Purported Transferee for the Excess Securities or (B) the fair market value of the Excess Securities at the time of the attempted Transfer (1) calculated on the basis of the closing market price for the Corporation Securities on the day before the Transfer, (2) if the Corporation Securities are not listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system on the day before the Transfer or, if none, on the last preceding day for which such quotations exist or (3) if the Corporation Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then as determined in good faith by the Board of Directors, and (iii) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) selected by the Board of Directors. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (ii) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Article VII inure to the benefit of the Corporation.

        Section 7.5            Board Determinations. The Board of Directors of the Corporation shall have the power to determine all matters necessary for determining compliance with this Article VII, including, without limitation: (a) the identification of Five-Percent Shareholders; (b) whether a Transfer is a Prohibited Transfer; (c) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder; (d) whether an instrument constitutes a Corporation Security; (e) the amount (or fair market value) due to a Purported Transferee pursuant to clause 7.4(c)(ii) of this Article VII;

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(f) whether compliance with any restriction or limitation on stock ownership and transfers set forth in this Article VII is no longer required; (g) in the case of an ambiguity in the application of any of the provisions of this Article VII or otherwise, the application of the provisions of this Article VII with respect to any situation; and (h) any other matters which the Board of Directors determines to be relevant; and the determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article VII.

        Section 7.6            NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any Purported Transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

        Section 7.7            Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

        Section 7.8            Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

        Section 7.9            Notice to Corporation. Any Person who acquires or attempts to acquire Corporation Securities in excess of the limitations set forth in this Article VII shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such purported transfer on the preservation and usage of the Tax Benefits.

        Section 7.10        Bylaws. The Bylaws may make appropriate provisions to effectuate the requirements of this Article VII.

        Section 7.11        Certificates. All certificates representing Corporation Securities issued after the effectiveness of this Article VII shall bear a conspicuous legend summarizing the restrictions set forth in this Article VII.

        THIRD: The amendment to the charter of the Corporation as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

        FOURTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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        IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its President, and attested to by its Corporate Secretary, on this 23rd day of January, 2007.

ATTEST:	AFFORDABLE RESIDENTIAL COMMUNITIES INC.
/s/ Scott L. Gesell	By:	/s/ James F. Kimsey	(SEAL)
Name: Scott L. Gesell		Name: James F. Kimsey
Title: Corporate Secretary		Title: President

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AFFORDABLE RESIDENTIAL COMMUNITIES INC.
ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

        FIRST: The charter of Affordable Residential Communities Inc., a Maryland corporation (the "Corporation"), is hereby amended by deleting existing Article II in its entirety and substituting in lieu thereof a new article to read as follows:

ARTICLE II
NAME

        The name of the corporation (the "Corporation") is:

Hilltop Holdings Inc.

        SECOND: The amendment to the charter of the Corporation as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(1) of the Maryland General Corporation Law.

        THIRD: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

        IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 31st day of July, 2007.

ATTEST:		AFFORDABLE RESIDENTIAL COMMUNITIES INC.
By:	/s/ Scott L. Gessell	By:	/s/ James F. Kimsey	(SEAL)
Name:	Scott L. Gesell	Name:	James F. Kimsey
Title:	Secretary	Title:	President

HILLTOP HOLDINGS INC.

CERTIFICATE OF NOTICE

THIS IS TO CERTIFY THAT:

        FIRST: The Board of Directors of Hilltop Holdings Inc., a Maryland corporation (the "Corporation"), pursuant to Section 7.3 of the charter of the Corporation, has granted its approval for Gerald J. Ford or his Affiliates or Associates (as such terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended) to become an owner of up to 30% of the shares of Common Stock, $.01 par value per share, of the Corporation then outstanding for purposes of Section 382 of the Internal Revenue Code of 1986, as amended.

        SECOND: The undersigned Chief Executive Officer acknowledges that this Certificate of Notice to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Notice to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 23rd day of September 2008.

ATTEST:		HILLTOP HOLDINGS INC.
By:	/s/ COREY G. PRESTIDGE	By:	/s/ LARRY D. WILLARD	(SEAL)
Name:	Corey G. Prestidge	Name:	Larry D. Willard
Title:	Secretary	Title:	Chief Executive Officer

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AFFORDABLE RESIDENTIAL COMMUNITIES INC. ARTICLES OF AMENDMENT AND RESTATEMENT